Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-174023, 333-181399, 333-195983 on Form S-3 and Registration Statement Nos. 333-166267 and 333-195982 on Form S-8 of Excel Trust, Inc. and Registration Statement No. 333-189517 on Form S-3 of Excel Trust, Inc. and Excel Trust, L.P. of our report dated October 6, 2014, relating to the statement of revenues and certain expenses for the Utah Portfolio for the year ended December 31, 2013 (which report on the statement of revenues and certain expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statements) appearing in this Current Report on Form 8-K/A of Excel Trust, Inc. and Excel Trust, L.P.

/s/ SQUIRE & COMPANY, PC

Orem, Utah
October 6, 2014